Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284263

PROSPECTUS SUPPLEMENT

To Prospectus dated February 7, 2025

Up to 73,333 Shares of Common Stock

Up to 31,145,319 Shares of Common Stock Issuable Upon Conversion of Notes

Up to 600,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Adagio Medical Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated February 7, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-284263) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on October 1, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer, sale or other disposition from time to time of up to 31,818,652 shares of our common stock, $0.0001 par value per share (the “Common Stock”), by the selling stockholders named in this prospectus or their permitted transferees (the “selling stockholders”), consisting of (i) 73,333 shares of Common Stock (the “Registration Delay Shares”) issued pursuant to the terms of the Convert Waivers (as defined below), (ii) up to 31,145,319 shares of Common Stock (excluding the shares of Common Stock underlying the Warrants (as defined below)) (the “Convertible Note Shares”) issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment (the “Convertible Notes”) issuable pursuant to that certain securities purchase agreement, dated February 13, 2024, by and among us and those certain investors (the “Convert Investors”), and any assignment thereunder (the “Convertible Security Subscription Agreement”), and that certain note purchase agreement, dated February 13, 2024, by and among us, Adagio Medical, Inc., a Delaware corporation, and that certain investor party thereto, and (iii) up to 600,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of those warrants to purchase shares of Common Stock, with an exercise price of $24.00 per share (the “Warrants”), issued pursuant to the Convertible Security Subscription Agreement.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ADGM”. On September 30, 2025, the last reported sales price of our Common Stock was $1.94 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2025

ADAGIO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42199	99-1151466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26051 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of principal executive offices)	(Zip Code)

(949) 348-1188

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On October 1, 2025, Adagio Medical Holdings, Inc. (the “Company”) issued a press release announcing the completion of enrollment of the Company’s FULCRUM-VT Pivotal U.S. Food and Drug Administration (FDA) Investigational Device Exemption (IDE) study evaluating the Company’s vCLAS™ Cryoablation System for ablation of monomorphic ventricular tachycardia.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 1, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2025

Adagio Medical Holdings, Inc.

By:	/s/ Todd Usen
Name:	Todd Usen
Title:	Chief Executive Officer

Exhibit 99.1

Adagio Medical, Inc. Announces Completion of Enrollment for FULCRUM-VT Pivotal Clinical Trial Evaluating Ultra-Low Temperature Cryoablation for Ventricular Tachycardia

Study Results are Intended to Support PMA Approval of Adagio’s vCLASTM Cryoablation System Designed to Address the Large Population of Patients with Ventricular Arrhythmias

LAGUNA HILLS, CA, October 1, 2025 – Adagio Medical Holdings, Inc. (Nasdaq: ADGM) (“Adagio” or “the Company”), a leading innovator in catheter ablation technologies for the treatment of cardiac arrhythmias, today announced the completion of enrollment of the FULCRUM-VT Pivotal U.S. Food and Drug Administration (“FDA”) Investigational Device Exemption (“IDE”) study evaluating the Company’s vCLASTM Cryoablation System (“vCLAS” or “vCLAS System”) for ablation of monomorphic ventricular tachycardia (MMVT). The vCLAS System, which has been granted Breakthrough Device Designation by the FDA, is built on the Company’s proprietary ultra-low temperature cryoablation (“ULTC”) technology platform.

“Adagio’s vCLAS System is the first VT-specific ablation technology to complete enrollment in a pivotal IDE study in the United States,” said Dr. Atul Verma, Director of Cardiology at McGill University Health Centre and FULCRUM-VT co-principal investigator. “Our center has had the unique opportunity to participate in both the earlier CRYOCURE-VT study, which supported CE Mark in Europe, and the FDA IDE study in the U.S., and we are firm believers in the many advantages of Adagio’s ULTC as a potential game-changing technology to treat patients with drug-refractory ventricular tachycardia.”

“To date, our options for VT ablation have been limited to catheters and energy sources originally developed to treat atrial arrhythmias, and VT ablation studies were notoriously difficult and slow to enroll,” added Dr. Rod Tung, Chief of the Division of Cardiology at Banner University Medical Center and study co-principal investigator. “The fact that the FULCRUM-VT pivotal study completed enrollment in only 11 months speaks volumes to both the market need for a purpose-built VT ablation technology and the positive early experiences with Adagio’s ULTC at the top VT ablation programs that participated in the study.”

FULCRUM-VT (Feasibility of Ultra-Low Temperature Cryoablation for Recurring Monomorphic Ventricular Tachycardia) is a prospective, single-arm, multi-center, open label, IDE study designed to evaluate the safety and effectiveness of the Adagio vCLAS System in the ablation treatment of scar-mediated sustained MMVT in patients with ischemic and non-ischemic structural heart disease. The primary efficacy endpoint of the FULCRUM-VT is six month freedom from recurrent MMVT in the absence of new or increased dose of pre-ablation antiarrhythmic drugs (“AAD”) for VT management. The results of FULCRUM-VT, which has enrolled 208 patients across 20 centers in the United States and Canada, will be used to support a pre-market approval (“PMA”) application for the vCLAS System.

“I would like to thank the FULCRUM-VT investigators and research staff who have done an outstanding job working with our team over the last several months to achieve this critical milestone,” said Todd Usen, Chief Executive Officer of Adagio. “We are also grateful to the FDA for our collaborative relationship. We are excited for the potential to bring our ULTC technology to the underserved population of VT patients and we anticipate completion of the PMA process for the vCLAS System by year-end 2026, consistent with previous guidance.”

Adagio’s vCLAS System is commercially available for the treatment of MMVT in Europe and select other geographies, but is limited to investigational use in the United States.

About Adagio Medical Holdings, Inc.

Adagio is a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias utilizing its novel, proprietary, catheter-based Ultra-Low Temperature Cryoablation (“ULTC”) technology. ULTC is designed to create large, durable lesions extending through the depth of both diseased and healthy cardiac tissue. The Company is currently focused on the treatment of ventricular tachycardia (“VT”) with its purpose-built vCLAS™ Cryoablation System, which is CE Marked and is currently under evaluation in the Company’s FULCRUM-VT U.S. Investigational Device Exemption (“IDE”) Pivotal Study.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning: Adagio’s research, development and regulatory plans for its product candidates and Adagio’s ability to bring its proprietary ULTC solutions to patients. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding Adagio’s business are described in detail in Adagio’s Securities and Exchange Commission (“SEC”) filings, including in its Annual Report on Form 10-K for the full-year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that Adagio makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Adagio disclaims any obligation to update these statements except as may be required by law.

Contact

Debbie Kaster

Chief Financial Officer and Chief Business Officer

dkaster@adagiomedical.com